EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Modtech Holdings, Inc.:

We consent to the incorporation by reference of our report dated April 14, 2008, relating to the consolidated balance sheets of Modtech Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule II for each of the years in the three-year period ended December 31, 2007, included in its Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3 and the related Prospectus of Modtech Holdings, Inc. for the registration of 6,997,704 shares of its common stock.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
May 7, 2008